Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES $750 MILLION CREDIT AGREEMENT
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COVINGTON, LA. (October 2, 2017) - Pool Corporation (NASDAQ/GSM:POOL) announced today that it amended and restated its existing senior credit facility, increasing the borrowing capacity to $750.0 million from $465.0 million. “Increasing our credit facility capacity supports our ongoing growth, while deploying an efficient weighted average cost of capital,” said Manuel Perez de la Mesa, President and CEO.

Other amendments of note include extending the maturity date to September 29, 2022 and improving pricing across borrowing tiers.

Parties to the arrangement include current participants, Wells Fargo Bank, National Association, as Joint Lead Arranger and Administrative Agent, Bank of America, N.A., MUFG Union Bank, N.A., Capital One, N.A., Regions Bank, and BB&T Capital Markets, each as a Joint Lead Arranger and Syndication Agent, and Fifth Third Bank and JP Morgan Chase Bank, N.A. Industrial and Commercial Bank of China Ltd. and the Bank of East Asia Ltd. came in as new participants to the facility.

“We are pleased with the overwhelming response to our request for additional capacity and appreciate the cooperation of participating institutions. The increased capacity allows us to efficiently manage our capital structure and provides us the added flexibility to operate our business effectively,” said Mark W. Joslin, Senior Vice President and CFO.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of June 30, 2017, POOLCORP operated 345 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2016 Annual Report on Form 10‑K filed with the Securities and Exchange Commission.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com